

                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION

FORM 3                                                          Washington, D. C. 20549

                                           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
                        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                      Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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|1 Name and Address of Reporting Person *           |2 Date of Event   |4 Issuer Name and Ticker/Trading Symbol|6 If Amendment,   |
|                                                   | Requiring        |                                       | Date of Original |
|  Kondrach            George                       | Statement        |Innodata Corporation INOD              | (Month/Day/Year) |
| (Last)               (First)              (Middle)| (Month/Day/Year) |---------------------------------------|                  |
|                                                   |                  |5 Relationship of Reporting            |-------------------
|  3 University Plaza                               |    12/10/01      | Person(s) to Issuer                   |7 Individual or   |
|                     (Street1)                     |------------------|         (Check all applicable)        |Joint/Group Filing|
|                                                   |3 IRS or Social   | (   ) Director         (   ) 10% Owner| (Check pplicable)|
|                                                   | Security Number  |                                       | Form filed by:   |
|                     (Street2)                     | of Reporting     | ( X  ) Officer          (   ) Other   |(X) One Reporting |
|                                                   | Person           | (Give Title below)     (Specify below)|     Person       |
|  Hackensack     NJ  07601                         |   (Voluntary)    |                                       |( ) More Than One |
| (City)                            (State)   (Zip) | ###-##-####      | President - Isogen International, LLC |  Reporting Person|
|---------------------------------------------------|------------------|---------------------------------------|------------------

                                    Table I  -  Non-Derivative Securities Beneficially Owned
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|1 Title of Security                               |2 Amount of Securities|3 Ownership:  |4 Nature of Indirect
                                                                                            Beneficial Ownership                |
|  (Instruction 4)                                 | Beneficially Owned   | Direct (D) or|             (Instruction 5)           |
|                                                  |    (Instruction 4)   | Indirect (I) |                                       |
|                                                  |                      |   (Instr 5)  |                                       |
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|None                                              |                      |              |                                       |
|--------------------------------------------------|----------------------|--------------|----------------------------------------|

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                 SEC 1473 (7-96)




                                                             FORM 3 (Continued)
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            Table II  -  Derivative Securities Beneficially Owned (Puts, Calls, Warrants, Options, Convertible Securities)
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|1 Title of Derivative Security|2 Date             |3 Title and Amount of               |4 Conver- |5 Owner- |6 Nature of Indirect|
|  (Instruction 4)             | Exercisable and   | Securities Underlying              | sion or  | ship:   | Beneficial wnership|
|                              | Expiration Date   | Derivative Security                | Exercise | Direct  |    (Instruction 5) |
|                              |  (Month/Day/Year) |           (Instruction 4)          | Price of | (D)or   |                    |
|                              |-------------------|------------------------------------| Deriv-   | Indirect|                    |
|                              | Date    | Expira- |                          |Amount or| ative    | (I)     |                    |
|                              | Exer-   | tion    |           Title          |Number   | Security |(Instr 5)|                    |
|                              | cisable | Date    |                          |of Shares|          |         |                    |
|                              |         |         |                          |         |          |         |                    |
|------------------------------|---------|---------|--------------------------|---------|----------|---------|---------------------
| None                         |         |         |                          |         |          |         |                    |
|------------------------------|---------|---------|--------------------------|---------|----------|---------|---------------------

Explanation of Responses:



                                                                                     George Kondrach                  Dec. 12, 2001
                                                                            _____________________________________     _____________
                                                                              **  Signature of Reporting Person            Date

**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  Transmit one copy of this Form to EDGAR, using a typed signature.
       If space is insufficient, see Intruction 6 for procedure.                                                    SEC 1473 (7-96)